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                         THE BEAR STEARNS COMPANIES INC.
           STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES                                       EXHIBIT 12
                        (In thousands, except for ratio)
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                      (Unaudited)      (Unaudited)
                      Six Months       Six Months      Fiscal Year    Fiscal Year    Fiscal Year    Fiscal Year    Fiscal Year
                         Ended           Ended            Ended         Ended          Ended           Ended          Ended
                   December 31, 1997 December 31, 1996 June 30, 1997  June 30, 1996  June 30, 1995  June 30, 1994  June 30, 1993

                         ----------------------------------------------------------------------------------------------------------

Earnings before taxes
    on income          $  526,743    $  469,072        $1,013,690    $  834,926    $  388,082     $  642,799      $  614,398
                     ------------   ------------    -------------    -----------   -----------     ----------       --------

Add:  Fixed Charges
       Interest         1,736,219     1,163,865         2,551,364     1,981,171     1,678,515      1,023,866         710,086
       Interest factor
        in rents           14,790        13,144            26,516        25,672        24,594         21,772          20,084
                     -------------   ------------     ------------    -----------   ----------    ----------         --------

    Total fixed charges 1,751,009     1,177,009         2,577,880     2,006,843     1,703,109      1,045,638         730,170
                      -----------   -----------       ------------   ------------  -------------   ----------       ---------

Earnings before fixed
     charges and taxes
      on income        $2,277,752    $1,646,081        $3,591,570    $2,841,769    $2,091,191     $1,688,437      $1,344,568
                       ==========   ===========         ==========    =========    ==========       ========        ========

Ratio of earnings to
      fixed charges          1.3            1.4               1.4           1.4           1.2            1.6             1.8
                       ===========   ===========      ============     =========    =========       ========        ========



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